Exhibit 10.11.2

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT AND WAIVER

This Amendment No. 2 to Credit Agreement and Waiver (this “Agreement”) dated as of February 14, 2006, is made by and among WALTER INDUSTRIES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of October 3, 2005 (as amended by Amendment No. 1 to Credit Agreement dated as of January 24, 2006, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility and a swing line facility; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed certain or all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that it intends to effect an initial public offering of Equity Interests in New Holdco (the “IPO”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree waive a portion of a mandatory prepayment otherwise required by the terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           A new Section 1.07 is hereby added to the Credit Agreement after Section 1.06 thereof that reads as follows:

“1.07      Certain Calculations of Consolidated EBITDA.  In the event that any provision of this Agreement requires a calculation of Consolidated EBITDA prior to the date that the Borrower is required to deliver financial statements for the fiscal year ending December 31, 2005 pursuant to Section 7.01(a), Consolidated EBITDA shall be calculated using the Borrower’s unaudited financial statements for the Four-Quarter Period ending December 31, 2005 so long as (a) such financial statements have been previously delivered to the Administrative Agent in the detail and with the certification that would be required pursuant to Section 7.01(b), and (b) prior to or simultaneously with the first time Consolidated EBITDA is calculated for any purpose in accordance with this Section 1.07, the Borrower has also delivered to the Administrative Agent a Compliance Certificate calculated as of December 31, 2005 utilizing such unaudited financial statements.”

(b)           Section 8.02(r) is hereby amended so that, as amended, it shall read as follows:

“(r)          Investments by the Borrower in New Holdco on the Closing Date of those amounts necessary to consummate the Merger and the other Transactions in accordance with the sources and uses of funds provided to the Lenders prior to the Closing Date.”

(c)           Section 8.06(e) is hereby amended so that, as amended, it shall read as follows:

“(e)         the Borrower may make a Restricted Payment to its shareholders of all or any portion of the Equity Interests in New Holdco owned by the Borrower in a Permitted Securities Transaction so long as prior to the making of any such Restricted Payment the Borrower has made prepayments (whether optional prepayments pursuant to Section 2.06(a) or mandatory prepayments pursuant to Section 2.06(d), or any combination thereof) of the Term Loan in an aggregate amount of not less than $50,000,000 (exclusive of any prepayments pursuant to Section 2.06(d)(iv)).”

(d)           Section 8.11(a) is hereby amended by deleting the parenthetical phrase in line 4 thereof and substituting in lieu thereof the following:

“(including, the Borrower’s guaranty obligations under the Subordinated New Holdco Note).”

2.             Partial Waiver of Mandatory Prepayment and Section 8.15(c).  Subject to the terms and conditions set forth herein, the parties hereto:

(a)           agree that the Borrower shall not be required to make any prepayment of the Outstanding Amount of the Term Loan pursuant to Section 2.06(d)(vi) of the Credit Agreement from any portion of the Net Cash Proceeds received by New Holdco from the IPO so long as, prior to or simultaneously with the IPO, the Borrower has made prepayments (whether optional prepayments pursuant to Section 2.06(a) or mandatory prepayments pursuant to Section 2.06(d), or any combination thereof) of the Term Loan in an aggregate amount of not less than $50,000,000 (exclusive of any prepayments pursuant to Section 2.06(d)(iv)); and

(b)           agree that the requirement in Section 8.15(c) regarding the Borrower’s ownership of the Equity Interests of New Holdco shall be satisfied as a result of the dilution of the Borrower’s percentage ownership of New Holdco resulting from the IPO (regardless of  whether or not at least 50% of the Net Cash Proceeds from the IPO are received by the Borrower) so long as the prepayment required by Section 2.06(d)(vi), as modified by clause (a) of this Paragraph 2, is made.

3.             Effectiveness; Conditions Precedent.  The effectiveness of this Agreement, the amendments to the Credit Agreement provided in Paragraph 1 hereof and the waivers provided in Paragraph 2 hereof are all subject to the satisfaction of each the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i)            counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Guarantor and the Required Lenders, which counterparts may be delivered by telefacsimile or other electronic means, but such delivery will be promptly followed by the delivery of four (4) original signature pages by each Person party hereto unless waived by the Administrative Agent; and

(ii)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)           The Administrative Agent shall have received for its own account and for the account of each Lender party to this Agreement, an amendment fee for each Lender party to this Agreement whose signature page has been received by the Administrative Agent or its counsel not later than 5:00 p.m. Eastern Standard Time on Tuesday, February 14, 2006 (collectively, the “Amendment Fees”) in an amount equal to the product of (i) 0.100%, multiplied by, (ii) the sum of (A) the amount of such Lender’s Revolving Credit Commitment, plus (B) the Outstanding Amount of such Lender’s portion of the Term Loan.  The Amendment Fees shall be nonrefundable and shall be deemed to have been earned in full when this Agreement has been executed and delivered to the Administrative Agent by the Borrower and Lenders constituting the Required Lenders, whether or not this Agreement becomes effective.

(c)           All fees and expenses payable to the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent) shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

4.             Consent of the Guarantors.  Each Guarantor hereby consents, acknowledges and agrees to the amendments, the waiver and other matters set forth herein and hereby confirms and ratifies in all respects the Guaranty to which such Guarantor is a party  (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments, waivers and consents contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

5.             Representations and Warranties.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)           The representations and warranties made by the Borrower in Article VI of the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)           The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(c)           This Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties; and

(d)           After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

6.             Entire Agreement.  This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof.  None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

7.             Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

8.             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

9.             Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 11.14 and 11.15 of the Credit Agreement.

10.           Enforceability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

11.           References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

12.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

[Signature pages omitted.]